Exhibit 99.1

Press Release

AMERICAN AIRLINES ANNOUNCES ADDITONAL SCHEDULE SUSPENSIONS IN RESPONSE TO REDUCED CUSTOMER DEMAND RELATED TO COVID-19
Airline further reduces system capacity and extends waived change fees

FORT WORTH, Texas - American Airlines Group Inc. (NASDAQ: AAL) will make further capacity cuts in April and May to address record low customer demand.

April and May capacity will be reduced
American will suspend 60% of its capacity in April as compared to the same period in 2019 and is planning to suspend up to 80% of its capacity in May compared to the same period in 2019. These changes are due to significantly decreased customer demand and government travel restrictions related to coronavirus (COVID-19). The reduced April schedule will be reflected on aa.com Sunday, March 29, and the reduced May schedule will be loaded Sunday, April 5.

Entity	Capacity: April YoY	Capacity: May YoY
Domestic	Down 60-70%	Down 70-80%
International	Down 80-90%	Down 80-90%

The domestic capacity reductions take into consideration the FAA’s recent decision to grant additional flexibility in slot-use policies at U.S. airports during this unprecedented situation. These waivers will allow the airline to better align capacity with demand in light of adjustments to the flight schedule.

The most significant change is the reduction in service to Hawaii in April. In response to the new 14-day quarantine order for travelers flying to Hawaii, American has suspended operations into Kona (KOA), Lihue (LIH) and Maui (OGG). The airline will continue to operate one daily flight from Los Angeles (LAX) to Honolulu (HNL).

Travel waivers
American is also continuing to take care of customers by providing additional flexibility in purchasing future travel by extending its offer to waive change fees for customers who purchase tickets through April 15. The offer is available for any of American’s published nonrefundable fares. Additional details can be found on aa.com/travelalerts.

About American Airlines Group
American Airlines offers customers 6,800 daily flights to more than 365 destinations in 61 countries from its hubs in Charlotte, Chicago, Dallas-Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. With a shared purpose of caring for people on life's journey, American's 130,000 global team members serve more than 200 million customers annually. Since 2013, American has invested more than $28 billion in its product and people and now flies the youngest fleet among U.S. network carriers, equipped with industry-leading high-speed Wi-Fi, lie-flat seats, and more inflight entertainment and access to power. American also has enhanced food and beverage options in the air and on the ground in its world-class Admirals Club and Flagship lounges. American was recently named a Five Star Global Airline by the Airline Passenger Experience Association and Airline of the Year by Air Transport World. American is a founding member of oneworld®, whose members serve 1,100 destinations in 180 countries and territories. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL and the company's stock is included in the S&P 500. Learn more about what's happening at American by visiting news.aa.com and connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

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